As filed with the  Securities  and  Exchange  Commission  on  December  29, 2003
                                           Registration Statement No. 333-107676

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 2
                                       to
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             DENBURY RESOURCES INC.
                           (Exact name of Registrant)

       Delaware                     1311                        20-0467835
(State of incorporation)   (Primary Standard Industrial      (I.R.S. Employer
                           Classification Code Number)      Identification No.)

         Phil Rykhoek, Senior Vice President and Chief Financial Officer
                             Denbury Resources Inc.
                         5100 Tennyson Pkwy., Ste. 3000
                               Plano, Texas 75024
                                 (972) 673-2000
               (Name, address and telephone number of Registrant's
                    executive offices and agent for service)

                                   Copies to:

                                Donald W. Brodsky
                              Jenkens & Gilchrist,
                           A Professional Corporation
                        1401 McKinney Street, Suite 2700
                              Houston, Texas 77010
                                 (713) 951-3300

     Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|

     Denbury Resources Inc., a Delaware corporation, formerly Denbury Holdings, Inc. (the "Registrant"), was organized to enable its predecessor, formerly Denbury Resources Inc., a Delaware corporation ("Predecessor"), to adopt a holding company organizational structure in accordance with Section 251(g) of the Delaware General Corporation Law (the "DGCL"). In accordance with Rule 414, the Registrant, as the successor issuer to the Predecessor in the holding company reorganization described below, is filing this Amendment No. 2 to Registration Statement No.333-107676 in order to hereby expressly adopt Registration Statement No. 333-107676 on Form S-3 as its own for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended. Registration fees were paid at the time of filing the original Registration Statement.

     The purposes of creating the holding company structure are to better reflect the operating practices and methods of Denbury, to improve its economics, and to provide greater administrative and operational flexibility.

     The holding company organizational structure was effected pursuant to an Agreement and Plan of Merger to Form Holding Company (the "Merger Agreement") among the Predecessor, the Registrant, and Denbury Onshore, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Registrant ("Onshore"). The Merger Agreement provided for the merger of the Predecessor into Onshore, with Onshore continuing as the surviving entity and a wholly-owned subsidiary of the Registrant (the "Merger"). The Merger became effective at 9:00 a.m. EST on December 29, 2003. Prior to the Merger, the Registrant was a direct, wholly-owned subsidiary of the Predecessor organized for the purpose of implementing the holding company organizational structure. Pursuant to Section 251(g) of the DGCL, stockholder approval of the Merger was not required. The reorganization was structured so that it is tax-free to Denbury stockholders.

     By virtue of the Merger, all of the Predecessor's outstanding common stock was converted, on a share for share basis, into common stock of the Registrant. As a result, each stockholder of the Predecessor became the owner of an identical number of shares of common stock of the Registrant. Additionally, each treasury share of the Predecessor was automatically converted into a treasury share of the Registrant. Also, each outstanding option to purchase shares of the Predecessor's common stock was automatically converted into an option to purchase, upon the same terms and conditions, an identical number of shares of the Registrant's common stock.

     The conversion of shares of stock in the Merger occurred without an exchange of certificates. Accordingly, certificates formerly representing shares of outstanding stock of the Predecessor are deemed to represent the same number of shares of stock of the Registrant. The Registrant's common stock will continue to be listed on the New York Stock Exchange under the symbol "DNR" without interruption and the Registrant will use the same name as the Predecessor, "Denbury Resources Inc."

     In the Merger, each stockholder received securities of the same class, evidencing the same proportional interests in the Registrant and having the same designations, rights, powers and preferences, and qualifications, limitations and restrictions, as those that the stockholder held in the Predecessor. Pursuant to Section 251(g) of the DGCL, the certificate of incorporation and bylaws of the Registrant contain provisions substantially identical to those of the Predecessor prior to the Merger. Also pursuant to Section 251(g) of the DGCL, the limited liability company agreement of Onshore contains a provision that any act or transaction by or involving Onshore, the entity that survived the merger between it and the Predecessor, other than the election or removal of managers of Onshore, (1) that requires for its adoption under Onshore's limited liability company agreement the approval of its sole member, a new subsidiary of the Registrant, Denbury Operating Company ("OPCO"), or (2) that would require the approval of the stockholders of Onshore if Onshore were a corporation subject to the DGCL (other than the election or removal of directors), shall also require the approval of the stockholders of the Registrant by the same vote that is required by the DGCL and/or Onshore's limited liability company agreement. The authorized capital stock of the Registrant, the designations, rights, powers and preferences of such capital stock and the qualifications, limitations and restrictions thereof are also substantially identical to those of the Predecessor's capital stock immediately prior to the Merger. The directors and executive officers of the Registrant are the same individuals who were directors and executive officers, respectively, of the Predecessor immediately prior to the Merger. Following and in connection with the Merger, Denbury is restructuring its downstream subsidiaries through which operations will be conducted.

  Item 16. Exhibits


 Exhibit No.                   Document Description
------------                   --------------------

 **1.1              Form of Underwriting Agreement (Debt Securities)

 **1.2              Form of Underwriting Agreement (Common Stock)

 **1.3              Form of Underwriting Agreement (Preferred Stock)

 **1.4              Form of Underwriting Agreement (Depositary Shares)

 **1.5              Form of Underwriting Agreement (Warrants)

   1.6 Agreement and Plan of Merger to Form Holding Company, dated as of December 22, 2003, but effective December 29 at 9:00 a.m. EST, by and among the Registrant, the Predecessor and Onshore (incorporated by reference to Exhibit 2.1 of the Registrant's Form 8-K filed on December 29, 2003)

 **4.1 Form of Indenture between Denbury Resources Inc. and Trustee to be designated therein covering Debt Securities to be offered hereunder, including Form of Note or Debenture attached thereto

 **4.2 Form of Certificate of Designation for Preferred Stock, including Specimen Certificate

 **4.3              Form of Depositary Agreement between Denbury Resources Inc.
                    and Depository to be designated therein covering Depositary
                    Shares to be offered hereunder, including Form of Depositary
                    Receipt attached hereto

 **4.4 Form of Warrant Agreement and Trustee to be designated therein covering Common Stock Warrants to be offered hereunder, including Form of Common Stock Warrant attached thereto

 **4.5 Form of Warrant Agreement and Trustee to be designated therein covering Preferred Stock Warrants to be offered hereunder, including Form of Preferred Stock Warrant attached thereto

   4.6              Restated certificate of Incorporation of Denbury Resources
                    Inc. filed with the Delaware Secretary of State on December
                    29, 2003 (incorporated by reference to Exhibit 3.1 of the Registrant's Form 8-K filed on December 29, 2003)

   4.7 Restated bylaws of Denbury Resources Inc., a Delaware corporation, adopted effective December 29, 2003
                    (incorporated by reference to Exhibit 3.2 of the Registrant's Form 8-K filed on December 29, 2003)

   4.8              Registration Rights Agreement dated April 21, 1999
                    (incorporated by reference as Exhibit 10.8 of Form 13D filed
                    April 27, 1999 by TPG Partners, L.P.)

  *5 Opinion of Jenkens & Gilchrist, A Professional Corporation, as to the validity of the common stock



***12               Denbury Resources Inc. Computation of Ratio of Earnings to
                    Fixed Charges

  *15 Letter from Deloitte & Touche LLP, independent accountants, as to unaudited interim financial information

  *23.1             Consent of DeGolyer and MacNaughton

  *23.2             Consent of Deloitte & Touche LLP

   23.3             Consent of Jenkens & Gilchrist, A Professional Corporation
                    (included in Exhibit 5)

***24               Power of Attorney (included on signature page)

 **25               Statement(s) on Form T-1 of Eligibility of Trustee for the
                    Debt Securities


*    Filed herewith
**   To be filed by amendment or Form 8-K
*** Previously filed

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on December 29, 2003.

                          DENBURY RESOURCES INC.

                          By:   /s/ Phil Rykhoek
                               ---------------------------------------
                               Phil Rykhoek
                               Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signatures                                        Title                                  Date
               ----------                                        -----                                  ----

         /s/ Gareth Roberts*                  President, Chief Executive Officer and            December 29, 2003
-----------------------------------------     Director (Principal Executive Officer)
 Gareth Roberts


        /s/ Phil Rykhoek                      Senior Vice President and Chief Financial        December 29, 2003
-----------------------------------------     Officer
 Phil Rykhoek                                 (Principal Financial Officer)


       /s/ Mark Allen                         Vice President and Chief Accounting Officer      December 29, 2003
-----------------------------------------     (Principal Accounting Officer)
Mark Allen


         /s/ Ronald G. Greene*                Chairman of the Board and                        December 29, 2003
-----------------------------------------     Director
Ronald G. Greene


         /s/ David I. Heather*                Director                                         December 29, 2003
-----------------------------------------
David I. Heather


         /s/ Wieland F. Wettstein*            Director                                         December 29, 2003
-----------------------------------------
Wieland F. Wettstein



         /s/ David B. Miller*                 Director                                         December 29, 2003
-----------------------------------------
David B. Miller


       /s/ Phil Rykhoek
      -----------------------------------
      *Phil Rykhoek

*Attorney-in-Fact pursuant to
power of attorney contained in
original filing of this Registration Statement

INDEX TO EXHIBITS

    Exhibit No.                                      Document Description
    -----------                                      --------------------


 5 Opinion of Jenkens & Gilchrist, a Professional Corporation, as to the validity of the common stock

15 Letter from Deloitte & Touche LLP, independent accountants, as to unaudited interim financial information

23.1                Consent of DeGolyer and McNaughton

23.2                Consent of Deloitte & Touche LLP
